Exhibit 10.3

DELPHI AUTOMOTIVE PLC
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
This Plan, effective as of February 1, 2017 (the “Effective Date”), is for the benefit of Eligible Executives on the terms and conditions hereinafter stated. This Plan, as set forth herein, is intended to provide certain economic benefits to Eligible Executives, in the event of certain terminations of employment that occur in connection with a Change in Control.

1.	DEFINITIONS.
As used in this Plan:

1.1
“Affiliate” means (a) any entity that, directly or indirectly, is controlled by the Company, (b) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Compensation Committee and (c) any other entity that the Compensation Committee determines should be treated as an “Affiliate.”

1.2
“Base Salary” means, with respect to an Eligible Executive, the greater of (a) the Eligible Executive’s annual base salary rate as of the Separation Date and (b) the Eligible Executive’s annual base salary rate in effect immediately prior to the Change in Control, and shall in both cases exclude any bonus, overtime, commission, profit-sharing or similar payments and any short-term or long-term incentives, stock-based compensation, benefits, perquisites, expense reimbursements, allowances or similar forms of compensation.

1.3	“Board” means the board of directors of the Company.

1.4
“Cause” means, for purposes of a termination of an Eligible Executive’s employment with the Company and its Affiliates, such Eligible Executive’s: (a) indictment for any crime (i) constituting a felony, or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Eligible Executive’s duties to the Company or a Subsidiary, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or a Subsidiary; (b) having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by the Eligible Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; (c) conduct, in connection with his or her employment or service, that is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or a Subsidiary or that are materially inimical to the best interests of the Company or a Subsidiary; (d) willful violation of the Company’s Code of Conduct or other material policies set forth in the manuals or statements of policy of the Company; (e) willful neglect in the performance of the Eligible Executive’s duties for the Company or willful or repeated failure or refusal to perform such duties; or (f) material breach of any applicable employment agreement. The occurrence of any such event that is susceptible to cure or remedy shall not constitute Cause if such Eligible Executive cures or remedies such event within 30 days after the Company provides notice to such Eligible Executive.

1.5	“CEO” means the Eligible Executive serving as the Chief Executive Officer of the Company.

1.6	“Change in Control” means the occurrence of any one or more of the following events:

(a)
a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one Person other than the Company or an employee benefit plan maintained by the Company, directly or indirectly acquire or maintain “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company constituting more than 30% of the total combined voting power of the Company’s equity securities outstanding immediately after such acquisition;

(b)
at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
the consummation of a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or

(d)
the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, for any payment or benefit under this Plan that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such

Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date for such payment or benefit, except to the extent that earlier distribution would not result in the Eligible Executive who is receiving such payment or benefit incurring any additional tax, penalty, interest or other expense under Section 409A of the Code.

1.7	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.8
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including, without limitation, any rules and regulations promulgated thereunder, along with Treasury and Internal Revenue Service interpretations thereof.

1.9	“Common Stock” means the Ordinary Shares, $0.01 par value per share, of the Company or any security into which such Ordinary Shares may be changed by reason of any transaction or similar event.

1.10	“Company” means Delphi Automotive PLC, a Jersey public limited company, or its successor.

1.11	“Compensation Committee” means the Compensation and Human Resources Committee of the Board, or its successor.

1.12
“Disability” means (a) a permanent and total disability that entitles the Eligible Executive to disability income payments under any long-term disability plan or policy provided by or on behalf of the Company under which the Eligible Executive is covered, as such plan or policy is then in effect, or (b) if such Eligible Executive is not covered under a long-term disability plan or policy provided by or on behalf of the Company at such time for whatever reason, then a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

1.13
“Eligible Executive” means an officer (a) designated from time to time as an Eligible Executive by the Compensation Committee or its designee (and such designation has not as of the Separation Date been withdrawn or otherwise revoked, as applicable) and (b) who accepts participation herein in such manner as shall be prescribed by the Company. The Compensation Committee may require as a condition of participation in this Plan that an Eligible Executive execute a participation agreement pursuant to which the Eligible Executive agrees to the terms of his or her participation set forth in this Plan.

1.14	“Employer” means, with respect to an Eligible Executive, the Subsidiary that employs the Eligible Executive, or any successor thereto.

1.15	“Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any of its Affiliates and an Eligible Executive.

1.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.17	“Good Reason” means:

(a)	with respect to any Eligible Executive, “good reason” as defined in the Eligible Executive’s Employment Agreement, if any; or

(b)	if not so defined, the occurrence of any one or more of the following events:

(i)	a material diminution in the Eligible Executive’s Base Salary;

(ii)	a material diminution in the Eligible Executive’s authority, duties, or responsibilities;

(iii)	a relocation of the Eligible Executive’s principal place of employment more than 50 miles from its location; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Eligible Executive’s Employment Agreement, if any;
in each case, without the Eligible Executive’s consent. An Eligible Executive must provide notice to the Company of the existence of any one or more of the conditions described in (i) through (iv) above within 60 days of the initial existence of the condition, upon the notice of which the Company will have a period of 30 days during which it may remedy the condition before the condition gives rise to Good Reason.

1.18	“Person” means any “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.19	“Plan” means this Delphi Automotive PLC Executive Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.20
“Plan Administrator” means the Compensation Committee or such subcommittee or person or persons appointed from time to time by the Compensation Committee to administer this Plan, which appointment may be revoked at any time by the Compensation Committee.

1.21
“Protection Period” means either (a) the two-year period following a Change in Control or (b) only if an Eligible Executive experiences an involuntary termination of his or her employment by the Employer without Cause (other than by reason of death or Disability) between the signing date of the merger or other applicable transaction document pursuant to which a Change in Control described in Sections 1.6(a), 1.6(c) or 1.6(d) occurs and the earlier of the date of the Change in Control or the date such merger or transaction agreement terminates (the “Pre-Change in Control Period”), and such termination occurs at the request of any party involved in the Change in Control, the Pre-Change in Control Period (in which case the Eligible Executive’s applicable Separation Date shall be deemed to be the date of the Change in Control).

1.22
“Qualifying Separation” means either an involuntary termination of the Eligible Executive’s employment by the Employer without Cause (other than by reason of death or Disability) during the Protection Period, or a voluntary termination of the Eligible Executive’s employment for Good Reason during the Protection Period; provided, however, that a Qualifying Separation shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which an Eligible Executive is affiliated, if the Eligible Executive is offered comparable employment with a Base Salary and annual cash incentive award opportunity at least equal in value to that in effect immediately prior to such transfer of employment by the entity that acquires such facility, business or business unit or that succeeds to such outsourced business activity.

1.23	“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder by the U.S. Department of the Treasury or the U.S. Internal Revenue Service

1.24	“Separation Date” means, with respect to an Eligible Executive, the date on which the Eligible Executive incurs a Qualifying Separation.

1.25
“Subsidiary” means a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

2.	SEVERANCE PAYMENTS AND BENEFITS.

2.1
General. If an Eligible Executive incurs a Qualifying Separation, and as long as the Eligible Executive is not then entitled to receive severance payments or benefits under any Employment Agreement, any change in control severance plan, program or arrangement or any other severance arrangement with the Company or its Affiliates (other than as described in Section 2.4 below) as a result of the Qualifying Separation, then such Eligible Executive shall be entitled to receive change in control severance payments and benefits pursuant to the applicable provisions of this Section 2. Cash Payment. Subject to Section 2.6, each Eligible Executive who incurs a Qualifying Separation shall be entitled to a single lump sum cash payment, payable (subject to Section 8 of this Plan) on the second payroll date following the expiration of the revocation period for the Release under Section 2.5 but no later than on the 90th day following the Separation Date (such date the “Payment Date”), in an amount equal to the sum of:

(a)	(i) three times Base Salary in the case of the CEO and (ii) two times Base Salary in the case of an Eligible Executive other than the CEO; and

(b)
(i) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity (A) for the year in which the Separation Date occurs or (B) in effect immediately prior to the Change in Control, and (ii) in the case of an Eligible Executive other than the CEO, two times the higher of the Eligible Executive’s target annual cash incentive award opportunity (A) for the year in which the Separation Date occurs or (B) in effect immediately prior to the Change in Control.

2.2	Health Benefits. Subject to Section 2.6, an Eligible Executive who incurs a Qualifying Separation shall be entitled to a single lump sum cash payment on the Payment Date in an amount equal to:

(a)
the sum of 36 monthly COBRA premiums then in effect under the Company’s health and dental insurance plans (the “Health Plans”) for the coverage in which the CEO (and his eligible dependents, if applicable) is enrolled on the Separation Date,

(b)
the sum of 24 monthly COBRA premiums then in effect under the Company’s Health Plans for the coverage in which an Eligible Executive other than the CEO (and his eligible dependents, if applicable) is enrolled on the Separation Date.

2.3
Impact of Qualifying Separation on Equity Awards or Annual Cash Incentive Award Opportunity. In the case of each Eligible Executive who incurs a Qualifying Separation, the provisions of the applicable annual cash incentive, long-term incentive and equity (or equity-based) award agreements and plans and programs, or any other documents or arrangements applicable at such time that provide for the treatment of such annual cash incentive, long-term incentive and equity (or equity-based) awards in connection with or after the Qualifying Separation, will govern the treatment of all annual cash incentive, long-term incentive and equity (or equity-based) awards held by the Eligible Executive, as applicable, as of the Separation Date.

2.4
Release. Notwithstanding the foregoing, as a condition to the payment or receipt of any payment or benefit pursuant to the applicable provision of this Section 2, each Eligible Executive shall be required to execute and deliver, before the 60th day following the Eligible Executive’s Separation Date, an effective general waiver and release of claims agreement in favor of the Company and its Subsidiaries and Affiliates, in the form provided by the Company (“Release”), and any applicable revocation period must have expired during such 60-day period without the Eligible Executive revoking such Release. To the extent an Eligible Executive is required to sign a release of claims agreement to receive any payment under Section 2 deemed to be “deferred compensation” for purposes of Section 409A, and the period of time from the Eligible Employee’s Separation Date to the second payroll date after the 60th day following the Eligible Employee’s Separation Date (the “Release Period”) starts in one calendar year and ends in the following calendar year, any such payments that would otherwise be made in the first calendar year will be made in the second calendar year, notwithstanding when the Release is executed and becomes irrevocable, and the first payment made will include any payments that would have been made during the period from the Separation Date through the actual first payment date if the revocation period for the Release had expired or the Separation Date and payments had started immediately after such expiration. Notwithstanding any provision to the contrary, the Release Period will not exceed 90 days.

2.5
Special Payment Timing. In the event that (a) an Eligible Executive incurs a Qualifying Separation, and (b) the Eligible Executive has an Employment Agreement or other arrangement with the Company, a Subsidiary or an Affiliate that provides for severance payments in the event of a termination of employment or the Eligible Executive is covered by the Delphi Automotive PLC Executive Severance Plan, and (c) (i) the Change in Control that triggers the Protection Period does not constitute a “change in control event” as defined in Section 409A of the Code or (ii) the Qualifying Separation occurs during the Pre-Change in Control Period or (iii) the time and form of the payments under Sections 2.2 and 2.3 would result in tax penalties under Section 409A of the Code, then to the extent necessary to avoid tax penalties under Section 409A of the Code, any severance payments owed pursuant to Sections 2.2 and 2.3 that are not in excess of the amount that the Eligible Executive would have received under the Employment Agreement or other arrangement or the Delphi Automotive PLC Executive Severance Plan, as applicable, as a result of a termination of employment other than during the Protection Period shall be paid at the time and in the manner provided in the Delphi Automotive PLC Executive Severance Plan or the Eligible Executive’s Employment Agreement or other arrangement, whichever applies, and the remaining amounts shall be paid in accordance with Sections 2.2 and 2.3.

3.	PROVISIONS RELATING TO POTENTIAL EXCISE TAXES.

3.1
Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received by an Eligible Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Eligible Executive’s employment, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Employer will reduce the Eligible Executive’s payments and/or benefits under this Plan to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero) in the following order: (a) payments and benefits that do not constitute “nonqualified deferred compensation” subject to Section 409A will be reduced first; and (b) all other payments and benefits will then be reduced, in each case as follows: (i) cash payments will be reduced before non-cash payments; and (ii) payments to be made on a later payment date will be reduced before payments to be made on an earlier payment date (the payments and benefits set forth in clauses (a) and (b), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal, local and other income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal, local and other income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

3.2
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (a) no portion of the Total Payments the receipt or enjoyment of which the Eligible Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (b) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Executive and selected by the accounting firm which was, immediately prior to the Separation Date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.3
With respect to each Eligible Executive, at the time that payments are made under this Plan, the Employer shall provide the Eligible Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Employer received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If such Eligible Executive objects to the Employer’s calculations, the Employer shall pay to such Eligible Executive such portion of the Potential Payments (up to 100% thereof) as such Eligible Executive determines is necessary to result in the proper application of this Section 3. All determinations required by this Section 3 (or requested by either such Eligible Executive or the Employer in connection with this Section 3) shall be at the reasonable expense of the Employer. The fact that an Eligible Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 shall not of itself limit or otherwise affect any other rights of the Eligible Executive under this Plan.

4.	PLAN ADMINISTRATION.

4.1
The Plan Administrator shall administer this Plan and may interpret this Plan, prescribe, amend and rescind rules and regulations under this Plan and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

4.2	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3
The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses thereof shall be borne by the Company.

5.	PLAN MODIFICATION OR TERMINATION.
Notwithstanding anything herein to the contrary, this Plan may be amended or terminated by the Board or the Compensation Committee at any time with respect to some or all Eligible Executives; provided, however, that no amendment, termination or suspension of this Plan that would be adverse to the interests of any Eligible Executive will be effective except upon one year’s prior written notice to the Eligible Executive unless the adversely affected Eligible Executive consents to such amendment, termination or suspension in writing, except    that this Plan may be amended at any time and from time to time to comply with any recapture or “clawback” policy of the Company adopted by the Board to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, as determined by the Plan Administrator. Notwithstanding the foregoing, neither this Plan nor any Eligible Executive’s participation in this Plan may be terminated or amended in any manner prior to the fifth business day following the second anniversary of a Change in Control without the prior written consent of the applicable Eligible Executive potentially affected thereby.

6.	GENERAL PROVISIONS.

6.1
Subject to Section 2, if the Company or any Subsidiary or Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Subsidiary or Affiliate is obligated by law to provide advance notice of separation to an Eligible Executive (a “Notice Period”), then any payments to the Eligible Executive pursuant to Section 2 shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period except to the extent such reduction would be a violation of Section 409A.

6.2
Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary or Affiliate, and all Eligible Executives shall remain subject to discharge to the same extent as if this Plan had never been adopted.

6.3
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.4
The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Unless otherwise specified, all Section references herein are to this Plan. Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

6.5
Notwithstanding anything in this Plan to the contrary, and for the sake of clarification, the Compensation Committee hereby retain authority to provide Eligible Executives with severance payments and benefits in addition to those provided for under this Plan, as determined by the Compensation Committee in its sole discretion (including whether such authority will or will not be utilized with respect to any Eligible Executive).

6.6
This Plan shall not be funded. No Eligible Executive shall have any right to, or interest in, any assets of the Company (or any of its Subsidiaries or Affiliates) that may be applied by the Company (or any of its Subsidiaries or Affiliates) to the payment of benefits or other rights under this Plan. Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Subsidiaries or Affiliates) and any Eligible Executive or any other person. The rights of each Eligible Executive or each Eligible Executive’s estate to benefits under this Plan shall be solely those of an unsecured creditor of the Employer.

6.7
Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered.

6.8	This Plan shall be construed and enforced according to the laws of the State of New York, without reference to principles of conflicts of laws.

6.9
All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator. Notwithstanding any provision of the Plan to the contrary, no particular tax result with respect to any income recognized in connection with this Plan is guaranteed by the Company, its Subsidiaries or its Affiliates.

6.10
Following the Separation Date, if and to the extent requested by the Board, each Eligible Executive, as applicable, agrees to (a) resign from the Board, and from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions he holds with the Company and its Subsidiaries and Affiliates; provided, however, that if the Eligible Executive refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Eligible Executive’s resignation or remove the Eligible Executive from such offices and positions; and (b) assign back to the Company all stock or other equity or equity-based securities of all Subsidiaries or Affiliates that he or she may own as a result of the Company issuing such stock or equity or equity-based securities to the Eligible Executive as a nominee or Company-designee.

6.11
Except for (a) any irrevocable election made by an Eligible Executive to receive payments or benefits under a supplemental executive retirement program sponsored by the Company, its predecessors or their Affiliates in lieu of certain separation benefits (and the payments and benefits regarding such election and program), (b) any applicable annual cash incentive, long-term incentive and equity (or equity-based) award agreements and plans and programs described in Section 2.4 above, (c) the applicable severance provisions of any offer letter (or similar agreement) between the Company or any of its Affiliates and an Eligible Executive, and (d) the Delphi Automotive PLC Executive Severance Plan, as it may be amended from time to time, as applicable, this Plan supersedes in their entirety all of the Company’s prior severance plans, policies or agreements in which any current Eligible Executive is a participant or to which any current Eligible Executive is or becomes a party, if any, and all understandings between the Company and such Eligible Executives with respect to the subject matter of this Plan. There shall be no duplication of payments and benefits under this Plan, the Delphi Automotive PLC Executive Severance Plan, as it may be amended from time to time, any Employment Agreement, any other change in control severance plan, program or arrangement or any other severance arrangement with the Company or its Affiliates.

7.	SUCCESSORS; BINDING AGREEMENT.

7.1
Successors of the Company. The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law. As used in this Section 7.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

7.2
Eligible Executive’s Heirs, etc. This Plan shall inure to the benefit of and be enforceable by each Eligible Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If an Eligible Executive should die while any amounts or benefits would still be payable to the Eligible Executive hereunder as if the Eligible Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms hereof to the Eligible Executive’s designee or, if there be no such designee, to the Eligible Executive’s estate. When a payment is due under this Plan to a severed Eligible Executive who is unable to care for his affairs, payment may be made directly to the Eligible Executive’s legal guardian or personal representative.

7.3
Non-alienation. Except by will or intestacy as set forth in Section 7.2, no right, benefit or interest of any Eligible Executive hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

8.	SECTION 409A.

8.1
General. Payments and benefits under this Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

8.2
Separation from Service. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Eligible Executive shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Executive under this Plan until the Eligible Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.

8.3
Delay for Specified Employees. Notwithstanding any provisions of this Plan to the contrary, if an Eligible Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employer consistent with Section 409A) at the time of the Eligible Executive’s separation from service and if any portion of the payments or benefits to be received by the Eligible Executive upon separation from service would be considered deferred compensation under Section 409A, then such deferred compensation amounts that would otherwise be payable pursuant to this Plan and benefits that would otherwise be provided pursuant to this Plan, in each case, during the six-month period immediately following the Eligible Executive’s separation from service shall not be so paid or so provided until six months and one day after the date of the Eligible Executive’s separation from service, except as permitted under Section 409A of the Code.

8.4	Reimbursements. With respect to any amount of expenses eligible for reimbursement under this Plan that are considered deferred compensation under Section 409A, such expenses shall be reimbursed by the Employer within 60 days following the date on which the Employer receives the applicable invoice from the applicable Eligible Executive (and approves such invoice) but in no event later than December 31st of the year following the year in which the Eligible Executive incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided by the Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall an Eligible Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

8.5	Separate Payments. Each payment under this Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

9.	LEGAL FEES.

9.1
If any contest or dispute shall arise under or in connection with this Plan involving termination of an Eligible Executive’s employment while this Plan is in effect or involving the failure or refusal of the Employer or the Company to perform fully in accordance with the terms of this Plan, and the Eligible Executive prevails in such contest or dispute with respect to at least one material issue, then the Employer shall reimburse the Eligible Executive on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Eligible Executive in connection with such contest or dispute, together with interest at a rate equal to the prime rate as reported in The Wall Street Journal on the day of the reimbursement, such interest to accrue 30 days from the date the Employer receives the Eligible Executive’s statement for such fees and expenses through the date of payment thereof.